Settlement Terms	8/21/19

Parties:	Dr. Denver Lough (“Lough”)
PolarityTE, Inc. (“Polarity”)

1. Economic Terms.

~~$1,000,000~~ $1,500,000 (one million, five hundred thousand dollars) on October 1, 2019 and ~~$1,000,000~~ $1,500,000 (one million, five hundred thousand dollars) payable in equal monthly installments commencing on Nov 1, 2019, over 18 months and 200,000 restricted stock units vesting every month over 18 months

Process of registration of Lough’s existing shares to commence immediately upon request.

Lough will be treated like all ~~employees~~ senior executives in any options exchange.

2. Termination of Executive Employment Agreement between Lough and Polarity dated November 10, 2017 (“EEA”).

EEA is terminated effective immediately. Sections 6(B) on participation payments, 12 on confidentiality, 13 on non-competition and non-solicitation, and 15(a) on indemnification shall survive such termination.

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3. Releases.

Lough releases all claims known and unknown against Polarity and its officers, directors, employees, and other affiliates as of ~~September~~ August 21, 2019. Polarity releases all claims known and unknown against Lough as of August 21, 2019.

4. Resignations

Lough resigns all offices with Polarity, including director, as of the start of the business day on August 26, 2019.

Steve Gorlin and David Seaburg will resign as directors as of the start of the business day on August 26, 2019.

Jon Mogford will resign as a director on or before July 31, 2020.

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Replacement directors will be selected by the remaining directors, excluding Jon Mogford.

5. Voting Agreement.

Lough agrees that for the period that payments are made under paragraph 1, he will not vote his shares against any proposal or matter submitted to the shareholders for approval that is recommended by a majority of the board for approval of the shareholders, or vote his shares for any proposal or matter that a majority of the board recommends that the shareholders not approve, except to the extent that the action in question would disproportionately negatively effect Lough.

6. Lock Up. In connection with any future financing by Polarity conducted with or through an investment banking firm, Lough will sign and deliver any lock-up agreement requested by the investment banking firm that is the same lock-up agreement signed and delivered by the other directors of Polarity. There will otherwise be no restraint on Lough’s ability to leverage, margin, or loan his shares.

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7. Taxes. Lough shall pay all state and local taxes payable in respect of any payments under this Agreement made to him, and Polarity shall have no liability for any such taxes or liability under Section 409A of the Internal Revenue Code.

8. Under any shareholder rights plan Lough will not be subject to any triggering event that is different from its application to any other shareholder. To the extent that any additional shares are issued, Lough will receive equal rights on a pro-rata basis.

Date:	August 21, 2019	By:	/s/ Paul Mann
		Title:	Chief Financial Officer
PolarityTE, Inc.

Date:	August 21, 2019	By:	/s/ Denver M. Lough
Denver M. Lough, MD, PHD

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